EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

          This Settlement Agreement and Mutual General Release (the "Agreement") is entered into as of January 1, 2009 (the "Effective Date") by and between Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company ("Creditor"), and NatureWell, Incorporated, a Delaware corporation ("Debtor"), with reference to the following facts:

RECITALS

A. Debtor and Creditor desire that Debtor restructure its existing debt and capital structure (the "Restructuring"); and

          B.     As of the Effective Date Creditor is owed monies from Debtor pursuant to seventeen (17) senior secured notes for which there is an aggregate remaining balance due, including all accrued and unpaid interest and/or penalties, if any, in the amount of approximately $5,298,139 ("Amount Due"); and

C. Creditor and Debtor agree that the Amount Due represents all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date; and

          D.     As part of the Restructuring, Debtor desires to issue to Creditor a new Senior Note, along with its underlying security agreement, face value $300,000, a form of which is attached hereto as Exhibit A, a second new Senior Note, along with its underlying security agreement, face value $1,883,000, a form of which is attached hereto as Exhibit B (together the "Senior Notes"), and 3,115 shares of its Series E Preferred Stock (together the Senior Notes and Series E Preferred Stock are the "Consideration") as full payment and final settlement of the Amount Due and any and all other Claims (as defined in Section 4 below) Creditor may have, and Creditor desires to accept such Consideration as full payment and final settlement of the Amount Due and any and all other Claims it may have.

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

          1.     Representations and Warranties. Creditor represents and warrants that: (i) as of the Effective Date, it has not previously assigned or transferred in any manner, or purported to have assigned or transferred in any manner, any Claim (as defined in Section 4 below) or right set forth in this Agreement and/or arising out of the Amount Due, (ii) the Amount Due represents all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date, (iii) it understands that by signing this Agreement, and subject only to cancellation of this Agreement pursuant to Section 3(d) below, Creditor is irrevocably agreeing to accept the Consideration as full payment and final settlement of the Amount Due and any and all other Claims Creditor may have, (iv) upon payment of the Consideration, Creditor shall have received full and complete payment for the Amount Due and Creditor shall have no further claims against Debtor (other than pursuant to the instruments received as the Consideration), for monies owed, services rendered or otherwise, (v) notwithstanding any other provision contained in this Agreement, Creditor agrees that the Intercreditor, Subordination and Standby Agreement dated September 2, 2003, as amended (the "Intercreditor Agreement"), which it has previously signed in its capacity as a holder of Senior Debt issued by Debtor, shall remain in full force and effect and binding upon Debtor and Creditor as to the Senior Notes, (vi) Creditor is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Debtor) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, (vii) Debtor has made available to Creditor the opportunity to (A) ask questions of and receive answers from Debtor concerning Debtor and the activities of Debtor, and (B) otherwise obtain any additional information, to the extent that Debtor possesses such information and can lawfully provide such to Creditor or could acquire it without unreasonable effort or expense, and (viii) Creditor is acquiring the Consideration for its own account for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered, or exempt from registration, under the Securities Act of 1933 and applicable state securities laws.

          2.     Debtor Covenants. In consideration of the mutual covenants and agreements set forth in this Agreement, Debtor shall promptly issue to Creditor the Consideration upon receipt by the Debtor of an executed version of this Agreement.

3. Other Covenants. The parties agree that:

               (a)  by entering into this Agreement and upon payment of the Consideration all previous agreements or arrangements between Debtor and Creditor for the payment of any monies or other forms of consideration are cancelled and replaced by the terms of this Agreement and the instruments and documents executed in connection herewith; and

               (b)  upon payment of the Consideration any and all Claims, trade payables or instruments of indebtedness held by Creditor (whether named or described in Recital B) including, but not limited to, any promissory note(s) and/or debenture(s) that have been previously issued to Creditor by Debtor, shall be cancelled and rendered null and void; and

               (c)  until the Consideration has been paid to Creditor the Amount Due shall remain owed to Creditor under its original terms and conditions, and all promissory notes, debentures, trade payables or other evidences of indebtedness and all agreements and documentation associated therewith ( the "Instruments of Indebtedness") shall remain in full force and effect, provided however, upon payment of the Consideration all such Instruments of Indebtedness shall be cancelled and rendered null and void; and

(d) if for any reason the Consideration is not paid within ninety (90) days after the Effective Date, then this Agreement shall be cancelled and rendered null and void in its entirety; and
(e) the Mutual General Release contained in this Agreement shall become effective as of the date that the Consideration was paid; and

               (f)  for purposes of this Agreement, the date that the Consideration was mailed via US Mail or sent by overnight courier shall be the date for determining when the Consideration was paid or payment of the Consideration was made.

4. Release.

               (a)  In consideration of the mutual covenants and agreements set forth herein, and except with respect to obligations arising under this Agreement, the parties, on their own behalf and on behalf of their respective predecessors, current or former successors-in-interest, assigns, transferees, affiliates, representatives, partners, shareholders, officers, directors, employees and agents (collectively "Affiliated Parties"), hereby fully and forever release, remise and discharge each other and each of their Affiliated Parties, and each of them of and from any and all liabilities, claims, demands, actions, causes of action, rights, obligations, compensation, expenses, contracts, agreements and debts, whether or not direct or indirect, contingent, accrued, inchoate, liquidated or unliquidated, foreseen, or unforeseen, matured or unmatured, or known or unknown (collectively "Claims") which the parties and the Affiliated Parties has or may have against the others and their Affiliated Parties from the beginning of time up to the date that this Release becomes effective (see section 3(e) above).

               (b)  The parties on their own behalf and on the behalf of their Affiliated Parties hereby agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by each of them and their Affiliated Parties. Section 1542 provides as follows:

"A general release does not extend to claims which a creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          5.     Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

          6.     Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

          7.     Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

          8.     Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

          9.     Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

          10.    Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release as of the day and year first written above.

DEBTOR:	CREDITOR:

NatureWell, Incorporated a Delaware Corporation	Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company

By: _____________________________ James R. Arabia, CEO	By: _____________________________ Douglas H. Leighton, Director

EXHIBIT A

PROMISSORY NOTE

FACE AMOUNT	$300,000
PRICE	$300,000
INTEREST RATE	6% per annum
NOTE NUMBER	January - 2009 -- 101
ISSUANCE DATE	January 1, 2009
MATURITY DATE	January 1, 2012

FOR VALUE RECEIVED, Naturewell, Incorporated, a Delaware corporation, and all of its subsidiaries (the "Company") (OTC BB: NAWL) hereby promises to pay to the order of Dutchess private equities fund, lTD. (collectively, the "Holder") by the Maturity Date, or earlier, the Face Amount of Three Hundred Thousand Dollars ($300,000) U.S., (this "Note") in such amounts, at such times and on such terms and conditions as are specified herein (sometimes hereinafter the Company and the Holder are referred to collectively as "the Parties").

Article 1 Method of Payment

Section 1.1     Payments made to the Holder by the Company in satisfaction of this Note (referred to as a "Payment," or "Payments") in minimum amounts of six thousand dollars ($6,000) (the "Payment Amount") until the Face Amount is paid in full, minus any fees due. The First Payment will be due on March 1, 2009 and each subsequent Payment will be made at the first business day of the month ("Payment Date" or "Payment Dates") until this Note is paid in full. Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds at any time and from time to time without penalty.

Section 1.2     After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of financing ("Financing") received by the Company is in excess of five hundred thousand dollars ($500,000) ("Threshold Amount"). The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Note, Interest and any penalties until the Face Amount is paid in full. The Prepayments shall be made to the Holder within one (1) business day of the Company's receipt of the Financing. Failure to do so will result in an Event of Default. The Threshold Amount shall also pertain to any assets sold, transferred or disposed of by the Company and any cash balances in the Company bank or brokerage accounts at the end of each month.

Article 2 Collateral
Section 2.1 Those assets listed in the Security Agreement dated May 16, 2006 between the Company and the Holder.

Section 2.2     As further security and collateral for this Note the Company will grant to Holder a security interest in the properties, assets and rights named in that certain Intercreditor Agreement dated as of September 2, 2003, as amended (the "Additional Collateral"). Holder has executed the Intercreditor Agreement and agreed to be bound by its terms. The Parties hereby agree that if the terms of this Note and the Intercreditor Agreement conflict, the Intercreditor Agreement shall prevail.

Article 3 Unpaid Amounts

Section 3.1     In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty and an additional two and one-half percent (2.5%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages ("Liquidated Damages"). If a Residual Amount remains, the Company is in Default and the Holder may elect remedies as set forth in Article 4, below. The Parties acknowledge that Liquidated Damages are not interest and should not constitute a penalty.

Article 4 Defaults and Remedies
Section 4.1 Events of Default. An "Event of Default" occurs if any one of the following occur:
(a) The Company does not make a Payment within two (2) business days of (i) a Payment Date; or, (ii) a Residual Amount on the Note exists on the Maturity Date; or

                    (b)  The Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or

                    (c)  The Company's $0.0001 par value regular common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of two (2) consecutive trading days; or

(d) Any of the Company's representations or warranties contained in this Note were false when made; or
(e) The Company breaches this Note, and such breach, if and only if such breach is subject to cure, continues for a period of five (5) business days.

As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 4.2     Remedies. In the Event of Default, the Holder may elect to garnish Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement and fully enforce the Security Agreement dated |May 16, 2006, between the Holder and the Company.

          For each and every Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Note by ten percent (10%) as an initial penalty. In addition, the Holder may elect to increase the Face Amount of the Note by two and one-half percent (2.5%) as Liquidated Damages, compounded daily. The Parties acknowledge that Liquidated Damages are not interest under the terms of this Agreement, and shall not constitute a penalty.

In the event of a Default hereunder, the Holder, at its sole election, shall have the right, but not the obligation, to either:

                    (a)  Switch the Residual Amount to a three-year ("Convertible Maturity Date"), eighteen percent (18%) interest bearing convertible debenture at the terms described hereinafter (the "Convertible Debenture"). In the Event of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"), as of the date of the Event of Default. If the Holder chooses to convert the Residual Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of default from the Holder (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within sixty (60) business days of the Convertible Closing Date. In the event the Company does not file such registration statement within twenty (20) business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above the Residual Amount shall increase by five thousand dollars ($5,000) per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, the Company will cause such registration statement to be declared effective as soon as reasonably practicable and will not take any action to delay the registration to become effective. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by five thousand dollars ($5,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or

                    (b)  Acceleration. If an Event of Default occurs, the Holder by notice to the Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be immediately due and payable in full.

Section 4.3 Conversion Privilege

                    (a)  The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.4, but the number of shares issuable shall be rounded up to the nearest whole share.

(b) The Holder may convert the Convertible Debenture in whole or in part, at any time and from time to time.

                    (c)  In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.4.

Section 4.4 Conversion Procedure

                    (a)  The Holder may elect to convert the Residual Amount in whole or in part any time and from time to time following the Convertible Closing Date. Such conversion shall be effectuated by providing the Company, or its attorney, with that portion of the Convertible Debenture to be converted together with a facsimile or electronic mail of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronically mailed the Notice of Conversion. The Holder can elect to either reissue the Convertible Debenture, or continually convert the existing Debenture. Any Notice of Conversion faxed or electronically mailed by the Holder to the Company on a particular day shall be deemed to have been received no later than the previous business day (receipt being via a confirmation of the time such facsimile or electronic mail to the Company is received).

                    (b)  Common Stock to be Issued. Upon the conversion of any Convertible Debentures by the Holder, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if, at that time, the aforementioned registration statement described in Section 4.2 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in specified denominations representing the number of shares of Common Stock issuable upon such conversion. In the event that the Debenture is deemed saleable under Rule 144 of the Securities Exchange Act of 1933, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible for all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Company shall act as registrar of the Shares of Common Stock to be issued and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions have been given or will be given to the transfer agent which limit, or otherwise prevent resale and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

                    (c)  Conversion Rate. The Holder is entitled to convert the Debenture Residual Amount, plus accrued interest and penalties, anytime following the Convertible Closing Date, at the lesser of either (i) fifty percent (50%) of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Notice of Conversion, or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date ("Fixed Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

                    (d)  Nothing contained in the Convertible Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company. In the event this Section 4.4(d) applies, the Parties agree that the terms of this Note shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

                    (e)  It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The Holder shall be treated as a shareholder of record on the date the Company is required to issue the Common Stock to the Holder. If prior to the issuance of stock certificates, the Holder designates another person as the entity in the name of which the stock certificates requesting the Convertible Debenture are to be issued, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. If the Holder converts any part of the Convertible Debentures, or will be, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, immediately upon request by the Holder.

                    (f)  Within three (3) business days after receipt of the documentation referred to in this Section, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within three (3) business days after the Conversion Date, the Company shall pay to the Holder an additional one percent (1%) per day in cash of the full dollar value of the Debenture Residual Amount then remaining after conversion, compounded daily.

                    (g)  The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available. Any Convertible Debentures, or any portion thereof, which cannot be converted due to the Company's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile, within one (1) business days of such default.

                    (h)  The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in the first sentence of this paragraph until the expiration of the conversion period.

                    (i)  The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures in full will cause the Holder to suffer irreparable harm, and that the actual damages to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable, and under the circumstances, do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

                    (j)  If, by the third (3rd) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would had been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

Article 5 Additional Financing and Registration Statements
Section 5.1 The Company will not enter into any additional financing agreements whether for debt or equity, without prior expressed written consent from the Holder.

Section 5.2     The Company agrees that it shall not file a registration statement which includes any of its Common Stock on Form S-8, until such time as the Note is paid off in full ("Lock-Up Period") or without the prior written consent of the Holder.

Section 5.3     If, at any time, while this Note is outstanding, the Company issues or agrees to issue to any entity or person ("Third Party") for any reason whatsoever, any common stock or securities convertible into or exercisable for shares of common stock (or modify any such terms in effect prior to the execution of this Note) (a "Third Party Financing"), at terms deemed by the Holder to be more favorable to the Third Party, then the Company grants to the Holder the right, at the Holder's election, to modify the terms of this Note to match or conform to the more favorable term or terms of the Third Party Financing. The rights of the Holder in this Section 5.3 are in addition to all other rights the Holder has pursuant to this Note and the Security Agreement between the Holder and the Company.

Violation of any Section under this Article 5 will result in an Event of Default and the Holder may elect to take the action or actions outlined in Article 4.
Article 6 Notice.

Section 6.1     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Naturewell, Incorporated 110 West C Street Suite 1300 San Diego, CA 92101 Facsimile: (619) 234-0200
With copy to:
Darrin Ocasio Sichenzia Ross Friedman Ference LLP 1065 Avenue of the Americas, 21 st Floor New York, NY 10019 Telephone: (212) 930-9700 Facsimile: (212) 930-9725
If to the Holder:
Dutchess Capital Management, LLC Douglas Leighton 50 Commonwealth Ave, Suite 2 Boston, MA 02116 (617) 301-4700 (617) 249-0947
Section 6.2 The Parties are required to provide each other with five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.
Article 7 Time

          Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed ("Holiday"), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 8 No Assignment.
This Note and the obligations hereunder shall not be assigned, except as otherwise provided herein.
Article 9 Rules of Construction.

          In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

Article 10 Governing Law

          The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 11 Disputes Subject to Arbitration

          The parties to this Note will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

Article 12 Conditions to Closing
The Company shall have delivered the proper Collateral to the Holder before Closing of this Note.
Article 13 Indemnification

          In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 14 Use of Proceeds
Intentionally omitted.
Article 15 Waiver

          The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 16 Senior Obligation

          The Company shall cause this Note to be senior in right of payment to all other current or future debt of the Company. The Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder in this Note.

Article 17 Transactions With Affiliates

          The Company shall not, and shall cause each of its Subsidiaries to not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock Up Period.

Article 18 Security
The Holder shall have full right to exercise the Security Agreement between the Company and the Holder dated May 16, 2006.
Article 19 Miscellaneous

Section 19.1    This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile copies shall constitute enforceable original documents.

Section 19.2    The Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect as defined below. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would lead to delisting of the Common Stock by the Principal Market.

Section 19.3    The Company and its "Subsidiaries" (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

Section 19.4    Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue this Note and Incentive Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Shares pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

Section 19.5    There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

Section 19.6    All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

Section 19.7    The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company has been submitted to the Holder or is described or within past filings with the United States Securities and Exchange Commission. The Company aggress not to initiate or institute any such plan or to issue stock options.

Section 19.8    The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Note.

Section 19.9    In the event that any rules, regulations, interpretations or comments from the SEC or other governing body, whether formal or informal, hinder any operation of this Note, the Parties hereby agree that those specific terms and conditions shall be negotiated on similar terms within five (5) business days, and shall not alter, diminish or affect any other rights, duties or covenants in this Note and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment. Failure for the Company to agree to such new terms, shall constitute and Event of Default herein, as outlined in Article 4, and the Holder may elect to take actions as outlined in the Note.

Any misrepresentations shall be considered a breach of contract and an Event of Default under this Agreement and the Holder may seek to take actions as described under Article 4 of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

Naturewell, incORPORATED.

By: Name: James R. Arabia Chief Executive Officer

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By: Name: Douglas H. Leighton Title: Director

EXHIBIT B

SENIOR NOTE

$1,883,000	San Diego, California	January 1, 2009

          FOR VALUE RECEIVED, the undersigned, NatureWell, Incorporated, a Delaware corporation ("Debtor"), promises to pay to the order of Dutchess Private Equities Fund, Ltd., or order ("Holder"), at 50 Commonwealth Avenue, Suite 2, Boston, MA 02116, or such other place as Holder may designate in writing, the principal amount of One Million Eight Hundred Eighty Three Thousand and 00/100 Dollars ($1,883,000), together with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year and compounded on an annual basis at a rate (the "Interest Rate") equal to Eight Percent (8%) per annum.

          1.          Payment of Principal and Interest. From the date of this Senior Note (the "Note" or "Senior Note"), annual interest on this Note shall accrue up to the maturity date of January 1, 2011 at which time all interest accrued hereon along with the principal balance of this Note shall be due and payable in full.

          2.          Security Agreement / Seniority. This Note is secured by that certain Security Agreement, and any amendments or addendums thereto (the "Security Agreement") dated May 16, 2006 between Holder and Debtor, granting Holder a senior security interest in Debtor's assets (the "Assets") and such other items set forth more fully in the Security Agreement (collectively, the "Collateral") and shall be pari passu with all Senior Debt and senior in right of payment to all Unsecured Debt and all Subordinated Debt in the manner provided for by that certain Intercreditor, Subordination and Standby Agreement dated as of September 2, 2003, and all amendments and addendums thereto (the "Intercreditor Agreement").

          3.          Additional Senior Debt and Subordinated Debt. The Debtor has existing Senior Debt and Subordinated Debt (including Senior Debt held by affiliates and/or insiders) and may from time to time in its discretion incur additional Senior Debt and with respect thereto grant additional senior security interests in the Collateral. Further, Debtor may also incur additional Subordinated Debt and with respect thereto grant subordinate security interests in the Collateral. Any future issuance or incurrence of Senior or Subordinated Debt and the granting of senior or subordinate security interests with respect thereto shall be done in conformance with the provisions contained in the Intercreditor Agreement. Notwithstanding the priority of any Uniform Commercial Code UCC Financing Statements filed in the Delaware Divisions of Corporations in the event of default and disposition of the Collateral, Holder as a Secured Party under the Security Agreement shall share pari passu in the Collateral or any proceeds of the Collateral together with any holders (as a class) of Senior Debt.

                    "Senior Debt" means all indebtedness and other obligations, however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor), payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, other extensions of credit, and all other indebtedness or obligations of Debtor provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed (senior) Security Agreement that grants a senior security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed the Intercreditor Agreement or has agreed in writing to be bound by its terms.

                    "Subordinated Debt" means all indebtedness and other obligations, however incurred, (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor) payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, trade credit, other extensions of credit, and all other indebtedness or obligations of Debtor provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed Subordinate Security Agreement that grants a subordinate security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed the Intercreditor Agreement or has agreed in writing to be bound by its terms.

                    "Unsecured Debt" means all indebtedness and other obligations (except Senior and Subordinated Debt), however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor) payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit and other extensions of credit, and all other indebtedness or obligations of Debtor.

                    Debtor covenants and agrees that the payment of Senior Debt from whatever source, including the principal of and interest and any other amounts payable thereon, shall be senior in right of payment, to the extent and in the manner herein set forth, to the payment of all Subordinated Debt and Unsecured Debt.

4. Prepayment. Debtor may prepay this Note, in whole or in part, at any time.
5. Default. Debtor will be in default upon the occurrence of any of the following:
(a) When Debtor fails to make any payment when due; or
(b) The occurrence of any default under any Senior Debt; or

                    (c)  Debtor, other than in the ordinary course of business; sells, conveys, alienates, assigns or transfers the Collateral or any portion thereof, or any interest therein, or enters into an agreement to do so, or becomes divested of title or any interest in any manner or method; or

                    (d)  Upon any assignment by Debtor for the benefit of creditors, or filing by or against Debtor of a petition in bankruptcy, or adjudication of Debtor as bankrupt or insolvent, or filing by or against Debtor of any petition or answer seeking for Debtor any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or stockholders taking any action looking to its dissolution or liquidation.

          6.          Holder's Rights. Upon default, Holder may declare the entire unpaid principal balance on this Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

                    If any Event of Default occurs, neither the failure of Holder to promptly exercise its right to declare the outstanding principal of and accrued and unpaid interest on this Senior Note to be immediately due and payable, nor the failure of Holder to exercise any other right or remedy that it may have for default, nor the acceptance by Holder of late payments, nor the failure of Holder to demand strict performance of any obligation of Debtor hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Debtor. Furthermore, acceptance by Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by Holder of the acceleration of such indebtedness.

          7.          The Intercreditor Agreement. Notwithstanding anything contained herein to the contrary, if any terms of this Note or the Security Agreement conflict with any provision contained in the Intercreditor Agreement the Intercreditor Agreement shall prevail and all disputes, conflicts or interpretations shall be resolved in favor of the Intercreditor Agreement unless the affected parties thereto agree in writing otherwise.

          8.          Maximum Rate. All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Senior Note, acceleration of the maturity date of this Senior Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Senior Note exceed the maximum amount of interest permissible under applicable law. If at any time, from any circumstance whatsoever, fulfillment of any provision of this Senior Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

          9.          Attorney's Fees. In the event of any dispute, action, or other proceeding brought by either party against the other under this Senior Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

10. Cumulative. Holder's rights and remedies under this Senior Note and applicable law shall be cumulative and not in the alternative.

          11.         Governing Law and Venue. This Senior Note is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Senior Note shall be San Diego County Superior Court in San Diego, California.

12. Successors. The provisions of this Senior Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.
13. Time of Essence. Time is of the essence under this Senior Note.

          14.         Severability. Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF the parties have entered into this Senior Note as of the date first above written.

DEBTOR:	HOLDER:

NatureWell, Incorporated, a Delaware corporation	Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company

By: James R. Arabia, CEO	By: Douglas H. Leighton, Director

SECURITY AGREEMENT

          THIS SECURITY AGREEMENT ("Agreement") is made as of January 1, 2009 between NatureWell, Incorporated, a Delaware corporation ("Debtor"), and Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company ("Secured Party"), who agree as follows:

1 Recitals. This Agreement is entered into in contemplation of the following facts and circumstances:

Section 1.1     Debtor has executed and delivered to Secured Party that certain Senior Note made of even date herewith in the original principal amount of $1,883,000 and all accrued and unpaid interest and all amendments and addendums thereto (the "Senior Note").

Section 1.2 Debtor has agreed to secure its performance of the Senior Note by giving Secured Party a senior security interest in the Collateral (as defined below).

          2      Grant of Senior Security Interest / Seniority. As security for Debtor's payment and performance of each and all of its obligations under the Senior Note, as may be amended and/or restated from time to time, Debtor hereby grants and assigns to Secured Party a senior security interest in all of Debtor's right, title, and interest in and to the assets more particularly described on Schedule 1 attached hereto and incorporated herein by this reference (collectively, the "Collateral"). Such senior security interest shall be senior in all respects to subordinate security interests in the Collateral whether now in existence or hereafter granted pursuant to the terms of that certain Intercreditor, Subordination and Standby Agreement dated as of September 2, 2003, and all amendments and addendums thereto (the "Intercreditor Agreement") by and between the Debtor, Secured Party, and other Lenders of the Debtor.

          3      Existing and Future Security Interests. Other security interests in the Collateral, including senior security interests, now exist and shall continue to exist until the obligations secured by such security interests have been satisfied in full. The Debtor may from time to time grant additional senior security interests in the Collateral to holders of Senior Debt and additional subordinated security interests in the Collateral to holders of Subordinated Debt (the terms "Senior Debt" and "Subordinated Debt" shall have the meanings ascribed to such terms in the Intercreditor Agreement). The future issuance or incurrence of Senior or Subordinated Debt and the granting of senior or subordinated security interests in the Collateral in connection therewith shall be done in accordance with the provisions of the Intercreditor Agreement. Notwithstanding the priority of any Uniform Commercial Code UCC Financing Statements filed with the Delaware Division of Corporations, or other appropriate governmental authority, in the event of default and disposition of the Collateral, the Secured Party shall share pari passu in the Collateral or any proceeds of the Collateral together with any other holders (as a class) of Senior Debt.

4 Representations, Warranties, and Covenants. Debtor represents, warrants, and covenants to Secured Party as follows:

Section 4.1     Debtor owns the Collateral and has the requisite right, power, and authority to encumber, assign, and deliver the Collateral to Secured Party or its designated agent, as required by the terms and provisions of this Agreement.

Section 4.2     No consent or approval (other than any which may be incidental to any filing with a filing officer to perfect the security interests in the Collateral) of any governmental body, regulatory authority, person, trust, or entity is or will be (i) necessary to the validity of the rights created hereunder, or (ii) required prior to the assignment, transfer, and delivery of any of the Collateral to Secured Party (or any agent designated by Secured Party).

Section 4.3 No material dispute, right to setoff, counterclaim, or defense exists with respect to all or any part of the Collateral.

Section 4.4     This Agreement constitutes the legal, valid, and binding obligation of Debtor, enforceable against Debtor and the Collateral in accordance with its provisions (subject to the Intercreditor Agreement and other limitations as to enforceability which might result from bankruptcy, reorganization, arrangement, insolvency, or other similar laws affecting creditors' rights generally).

Section 4.5     Debtor keeps and shall continue to keep all of its books and records concerning the Collateral and all of its other books and records at the address listed below, unless written notice to the contrary is given by the Debtor to Secured Party.

          5      Delivery and Perfection. Debtor hereby permits Secured Party to file a UCC Financing Statement on behalf of Secured Party and that such UCC Financing Statement (or any UCC Financing Statement previously filed by Secured Party) serves to perfect the Secured Party's security interest in the Collateral (Debtor may have other obligations to Secured Party also having a security interest in the Collateral). In addition, Debtor shall execute such further documents and instruments, and do such further acts as Secured Party may reasonably request from time to time in order to protect and perfect its security interest in the Collateral.

          6      Disposition of Collateral. Debtor covenants that any exchange, sale, transfer or disposition of the Collateral (except in the ordinary course of business) or any rights therein, whether by cancellation, reissuance, or otherwise; shall only be done in accordance with the Intercreditor Agreement.

          7      The Intercreditor Agreement. Notwithstanding anything contained herein to the contrary, if any terms of this Agreement conflicts with any provision contained in the Intercreditor Agreement the Intercreditor Agreement shall prevail and all disputes, conflicts and interpretations shall be resolved in favor of the Intercreditor Agreement.

          8      Filing of Government Reports. Debtor shall prepare and file all schedules, reports, returns, and/or other data required by local, state, or federal authorities with respect to taxes or other charges against the Collateral, and pay, when due, all taxes and claims arising in connection with the Collateral.

          9      Records and Reports. Debtor shall allow Secured Party, and its officers, agents, attorneys and accountants, to examine and copy any and all of the Debtor's books, records, or other documents relating to the Collateral at any time after reasonable notice during Debtor's business hours.

10 Default. The following shall constitute a default by Debtor hereunder:
The occurrence of any default under the Senior Note; or
Section 10.1 The failure of Debtor to punctually perform and otherwise fulfill or comply with any of its covenants, duties, obligations, and responsibilities under this Agreement or the Senior Note.

          11     Rights and Remedies. Upon default by Debtor, Secured Party shall immediately notify Debtor in writing, which writing shall specify in detail the nature of such default, and shall state that Debtor has failed to cure such default within five (5) days after written notice. On the occurrence of any default hereunder, and subject to the provisions contained in the Intercreditor Agreement, Secured Party shall be entitled to all rights and remedies provided for under law. Such rights of Secured Party shall be cumulative, and the exercise of any right by Secured Party shall not affect or impair other rights which Secured Party may have under this Agreement or at law. In accordance with the foregoing, Secured Party shall be entitled to:

Section 11.1 Take or keep possession of the Collateral and protect the same;

Section 11.2    If Secured Party is not then in possession of the Collateral, to require Debtor or any other person in possession of the Collateral to assemble it and make it available to Secured Party at a reasonably convenient place, to be designated by Secured Party;

Section 11.3    Retain the Collateral in full satisfaction of Debtor's obligations or dispose of the Collateral by public or private sale and apply the proceeds in total or partial satisfaction of Debtor's obligations to Secured Party and for Secured Party's costs (including, without limitation, reasonable attorneys' fees and costs) incurred in proceeding under this paragraph.

Section 11.4 Declare any or all amounts owing to Secured Party under the Senior Note, this Agreement, or otherwise to be immediately due and payable;
Section 11.5 Reduce any claim against Debtor to judgment and enforce any such judgment against Debtor;

Section 11.6    Take such steps as it may deem reasonably appropriate to foreclose upon or otherwise enforce the security interest(s) and lien of this Agreement to secure payment and performance of the Debtor's obligations under the Senior Note and this Agreement; and

Section 11.7 Exercise any and all other rights and remedies available at law or equity or otherwise to Secured Party under this Agreement.

          12     Full Payment. Upon payment in full by Debtor to Secured Party of all amounts due and payable under the Senior Note Secured Party shall have no further right or interest in or to the Collateral for purposes of securing Debtor's payment and performance of its obligations to Secured Party which are covered by this Agreement.

13 Miscellaneous.

Section 13.1    Remedies. Each of the parties to this Agreement shall be entitled to specifically enforce its rights under this Agreement subject to the provisions contained in the Intercreditor Agreement, recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the assets and other matters that are the subject of this Agreement are unique and that money damages will not be an adequate remedy for any breach of certain of the provisions of this Agreement relating to the assets and other matters and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Section 13.2    Amendments and Waivers. No change in, amendment to, waiver, or termination of this Agreement, or any part hereof, shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

Section 13.3    Governing Law and Venue. This Security Agreement is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Agreement shall be San Diego County Superior Court in San Diego, California.

Section 13.4    Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of this Agreement.

Section 13.5    Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

Section 13.6 Time of the Essence. Time is hereby expressly made of the essence with respect to the performance and/or satisfaction of each of the provisions and conditions of this Agreement.

Section 13.7    Gender and Number. Wherever the context so requires, all words used in the singular shall be construed to include the plural, and vice versa, and words of any gender shall include any other gender.

Section 13.8    Notices. No notice, request, demand, instruction, or other documents to be given hereunder to any party shall be effective for any purpose unless personally delivered to the person at the appropriate address set forth below (in which event, such notice shall be deemed effective only upon such delivery) or when delivered by mail, sent by registered or certified mail, return receipt requested, as follows:

If to Debtor:	110 West 'C' Street, Suite 1300 San Diego, California 92101 Attn: James R. Arabia
If to Secured Party:	50 Commonwealth Ave., Suite 2 Boston, MA 02116 Attn. Douglas H. Leighton, Director

Notice given by mail shall be deemed to have been given 48 hours after the deposit in any United States post office box in the state to which the notice is addressed, or 96 hours after deposit of same in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above. Notice shall not be deemed given unless and until, under the preceding sentence, notice shall be deemed given to all addressees to whom notice must be sent. The addresses and addressees for the purpose of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice.

Section 13.9    Successors and Assigns. Except as otherwise expressly provided, this Agreement, and each of its provisions, covenants, and conditions, shall apply to, bind, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, transferees, successors-in-interest, and assigns.

Section 13.10   Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

Section 13.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one original document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the first date written above.

DEBTOR:	SECURED PARTY:

NatureWell, Incorporated, a Delaware corporation	Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company

By: ___________________________ James R. Arabia, CEO	By: ___________________________ Douglas H. Leighton, Director

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SCHEDULE 1

COLLATERAL

All of the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

          All personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Debtor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Debtor, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications, formulations and schematics.

          The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of revised Article 9 of the Uniform Commercial Code approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9"), the foregoing collateral description covers all assets of the Debtor.